Exhibit 99.1

TherapeuticsMD Announces Second Quarter 2023 Financial Results

BOCA RATON, Fla. – August 14, 2023 – TherapeuticsMD, Inc. (“TherapeuticsMD” or the “Company”) (NASDAQ: TXMD), a company that owns rights to pharmaceutical royalties, today reported financial results for the second quarter ended June 30, 2023.

“The Company’s transformation into a royalty-based business is ongoing. As we phase out our historical business operations, we remain focused on reducing costs and conserving cash,” stated Marlan D. Walker, Chief Executive Officer of TherapeuticsMD.

Second Quarter 2023 Financial Results

Net Loss from Continuing Operations

•

Net loss from continuing operations was $2.4 million for the quarter ended June 30, 2023, or $(0.24) per basic and diluted common share, compared to a net loss from continuing operations of $14.9 million, or $(1.70) per basic and diluted common share, for the comparable period in 2022.

License and Service Revenues from Continuing Operations

•

License and service revenues from continuing operations, which are revenues related to license agreements, were $0.4 million for the quarter ended June 30, 2023, compared to $0.3 million in license and service revenue related to sales to other licensees for the second quarter of 2022. This increase was a result of the Company’s transformation and transition from a manufacturing and commercialization business to a royalty-based business with revenue from the Mayne License Agreement.

Total Operating Expenses from Continuing Operations

•

Total operating expenses from continuing operations for the second quarter of 2023 were approximately $2.9 million, a decrease of approximately $11.9 million, or approximately 80.4%, compared to the second quarter of 2022. This decrease was due to the transition of the Company’s business from a manufacturing and commercialization business to a royalty-based business with limited infrastructure.

About TherapeuticsMD

TherapeuticsMD was previously a women’s healthcare company with a mission of creating and commercializing innovative products to support the lifespan of women from pregnancy prevention through menopause. In December 2022, the Company changed its business to become a pharmaceutical royalty company, primarily collecting royalties from its licensees. The Company is no longer engaging in research and development or commercial operations.

Forward-Looking Statements

This press release by TherapeuticsMD, Inc. may contain forward-looking statements. Forward-looking statements may include, but are not limited to, statements relating to TherapeuticsMD’s objectives, plans and strategies as well as statements, other than historical facts, that address activities, events or developments that the company intends, expects, projects, believes or anticipates will or may occur in the future. These statements are often characterized by terminology such as “believes,” “hopes,” “may,” “anticipates,” “should,” “intends,” “plans,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy” and similar expressions and are based on assumptions and assessments made in light of management’s experience and perception of historical trends, current conditions, expected future developments and other factors believed to be appropriate. Forward-looking statements in this press release are made as of the date of this press release, and the company undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of the company’s control. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in the sections titled “Risk Factors” in the company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as reports on Form 8-K, and include the following: whether Mayne Pharma will be successful at commercializing the products that it licensed and acquired from TherapeuticsMD; whether the company is successful in winding down its operations and the costs associated therewith, including the company’s ability to obtain any additional financing necessary therefor and any adjustments to the net working capital purchased as part of the Mayne Pharma transaction; whether the company is successful in identifying strategic pathways to create additional shareholder value; the company’s ability to remain listed on Nasdaq; the impact of product liability lawsuits; the impact of leadership transitions; and the volatility of the trading price of the company’s common stock.

CONTACT:

Marlan D. Walker	Lisa M. Wilson
Chief Executive Officer 561-961-1900 IR@TherapeuticsMD.com	In-Site Communications, Inc. 212-452-2793 lwilson@insitecony.com